Exhibit 3.1

Certificate of Amendment
to Articles of Incorporation
For Nevada Profit Corporations

1.	Name of Corporation: WaferGen Bio-systems, Inc.
2.	The Amended and Restated Articles of Incorporation (the “Articles”) have been amended as follows:
Article FOURTH is hereby amended by adding the following paragraph immediately after the second paragraph of Article Fourth:

Upon the effective date and time of the filing of this Certificate of Amendment with the Secretary of State of the State of Nevada (the “Third Effective Time”), each five (5) shares of Common Stock issued and outstanding immediately prior to the Third Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Third Reverse Stock Split”). The Third Reverse Stock Split shall not affect the total number of shares of Common Stock that this corporation is authorized to issue, which shall remain as set forth in the first sentence of this Part A. of Article FOURTH. No fractional shares shall be issued in connection with the Third Reverse Stock Split. Shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Third Effective Time represented shares of Common Stock (“Third Reverse Stock Split Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Third Reverse Stock Split Old Certificates shall have been combined, subject to the rounding up of any fractional share interests as described above.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 51.3%

4.	Effective date of filing: (optional) Date: 11/28/2016 Time: 4:01 p.m. (must not be later than 90 days after the certificate is filed)
5.	Officer Signature (Required): /s/ Michael Henighan